Exhibit 10.1

January 22, 2021

Mr. Sung Lee
Dear Sung:
Your last day as a Sangamo employee will be February 1, 2021 (“Separation Date”). We are sad to see you leave Sangamo, but are grateful for your time of accomplished service. We are also pleased that you are willing to continue working with Sangamo in an independent contractor role for the period from February 2, 2021 through February 26, 2021. This letter agreement is intended to memorialize your independent contractor arrangement with Sangamo.

1.Terms of Relationship between Sangamo and You. You and Sangamo agree that the work relationship between the parties from February 2, 2021 through and including February 26, 2021 will be the following:

a.After the Separation Date, you will be an independent contractor of Sangamo and will not be an employee, agent, joint venture or partner of Sangamo. Sangamo shall not obtain or carry workers’ compensation insurance on your behalf. In the event of any claim or proceeding by any state or federal taxing authority, you agree to indemnify, defend, and hold harmless Sangamo from any claims, penalties, or assessments by state or federal taxing authorities.

b.You will be provided with a payment of $215,000, which shall be deemed as your annual bonus payable under Sangamo’s incentive plan, payable in one lump sum on February 26, 2021 and subject to all legally required withholdings and any authorized deductions. No overtime, expenses, costs or other fees shall be earned for any work performed under this letter agreement. You agree that other than as explicitly set forth in this Section 1.b and Section 5 below, you shall have no entitlement to compensation of any sort from Sangamo, including but not limited to claims to salary, bonus or equity awards, notwithstanding the terms of any other agreement between you and Sangamo or any plans or programs maintained by Sangamo.

c.After the Separation Date, you will not be entitled to participate in any benefits provided by Sangamo for its employees, including but not limited to paid vacation, sick leave, medical insurance, and 401(k) and employee stock purchase plan participation.

d.You affirm that as an independent contractor you will hold Sangamo’s business, research and development, intellectual property, trade secrets, and other confidential and proprietary information in strictest confidence, as detailed in Section 4. You further agree that you will make every effort to limit your access to Sangamo confidential and proprietary information except as necessary for the performance of services set forth in Section 3.

2.Term of Agreement. This letter agreement is effective beginning on February 2, 2021, and will continue until February 26, 2021.

3.Services to be Performed by You. Your work shall consist of transition activities related to Sangamo’s financial department activities and to Sangamo’s filing of its 10-K annual report. You will no longer be Chief Financial Officer but you have agreed to serve as consultant/principal financial officer for purposes of Sangamo’s February 2021 activities and filings. As principal financial officer, you agree to take all steps necessary to prudently perform your duties. For the purposes of this letter agreement, the activities described in the foregoing sentences shall be the “Services” as such term may be used herein. Dr. Sandy Macrae shall serve as your manager under this independent contracting arrangement. In the performance of your Services as set forth in this letter agreement, the hours and work on any given day shall be entirely within your control. Sangamo acknowledges that you will be employed by another company at the time of these Services and does not anticipate conflicting in any way with your duties to this new employer.

4.Non-Disclosure of Confidential Information and Non-Solicitation of Employees. You and Sangamo agree that the aspects of your employment agreement agreed upon in the Proprietary Information, Inventions and Materials Agreement signed by you and Sangamo on or about your employment start date, as may have been amended from time to time, covering certain confidential information and invention assignments (“Confidential Information Agreement”) shall remain in full force and effect during the term of this letter agreement and shall apply to the independent contractor relationship between you and Sangamo except that, notwithstanding anything in the Confidential Information Agreement:

a.At-Will Employment. As set forth in this letter agreement, you will be an independent contractor of Sangamo, and not an employee.

b.Inventions. To the extent the terms of the Confidential Information Agreement apply to your work as an independent contractor of Sangamo, any such terms related to any improvements, inventions, works of authorship, mask works, computer programs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by you, either alone or jointly with others (“Inventions”) shall apply only to Inventions which you conceive, develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the course of performance of the Services for Sangamo hereunder.
You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning Sangamo that you acquired during the course of your employment with Sangamo as stated more fully in the Confidential Information Agreement. You further acknowledge and reaffirm your other obligations under the Confidential Information Agreement, which also remain in full force and effect during the term of this letter agreement, or as may otherwise survive in accordance with the terms of the Confidential Information Agreement. Nothing in this letter agreement or the Confidential Information Agreement is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. You cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.

5.Sangamo’s Equity Plans. On and prior to February 1, 2021, you were a participant in Sangamo’s equity incentive plans (collectively, the “Plans”). You agree that notwithstanding any other terms in your employment relationship, Sangamo’s Plans or any applicable award agreements, (i) the vesting of any stock options or other equity awards issued to you under the Plans shall cease on February 1, 2021, the last day of your employment with Sangamo, and (ii) for purposes of determining the post-termination exercise period of your stock options, your “Continuous Service” (or any analogous term) shall be deemed to cease on February 26, 2021, the last day of the term of this letter agreement. For the avoidance of doubt, this means that so long as your service continues through February 26, 2021, you shall have through at least May 27, 2021 to exercise your vested stock options. This clause expressly supersedes any prior agreement you may have had with Sangamo regarding your equity awards.

6.Return of Sangamo Property. On or before the last day of the term of this letter agreement, you agree to return to Sangamo in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Sangamo identification, documents and any materials of any kind that contain or embody any proprietary or confidential information of Sangamo (and all reproductions thereof in whole or in part) and any other Sangamo-owned property in your possession or control and you must leave intact all electronic Sangamo documents, including, but not limited to, those that you developed or helped to develop during your employment. You agree that you will make a diligent search to locate any such documents, property and information on or before this letter agreement terminates or expires. In addition, if you have used any non-Sangamo computer, server, or e-mail system to receive, store, review, prepare or transmit any Sangamo confidential or proprietary data, materials or information, you agree to provide Sangamo with a computer-useable copy of such information and then permanently delete and expunge such Sangamo confidential or proprietary information from those systems. You further agree to provide Sangamo access to such systems as requested to verify that the necessary copying and/or deletion is completed. You agree that, after the termination or expiration of this letter agreement, you will neither use nor possess Sangamo property. By the termination or expiration of this letter agreement, you must also cancel all accounts for your benefit, if any, in the Sangamo’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

7.Applicable Law; Entire Agreement. This letter agreement shall be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions. This letter agreement, together with the Confidential Information Agreement and the Plans, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your independent contracting arrangement with Sangamo and the other matters herein.

If you have any questions about this letter agreement, please call Whitney Jones at (xxx) xxx-xxxx.

Very truly yours,

By:    /s/ Whitney Jones
Whitney Jones, Chief People Officer

I hereby agree to all the terms and conditions set forth above.

/s/ Sung Lee                    Date: January 22, 2021
Sung Lee